As filed with the Securities and Exchange Commission
                           on September 18, 1996

                                          Registration No. 333-____________
_________________________________________________________________

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                       ____________________

                             FORM S-3
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     ________________________

               INTERNATIONAL NURSING SERVICES, INC.
        (Exact Name of Registrant as Specified in Charter)

Colorado                           7362                    84-1123311
(State of Jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or      Classification Code Number)   Identification No.)

                                        Robin M. Bradbury
     Suite 400                          Suite 400
     360 South Garfield Street          360 South Garfield Street
     Denver, Colorado 80209             Denver, Colorado 80209
     (303) 393-1515                     (303) 393-1515
     (Address and telephone number      (Address and telephone number
     of principal executive offices)    of agent for service)

                            Copies to:
                      Thomas J. Moore, Esq.
                           Steven E. Segal, Esq.
              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                633 Seventeenth Street, Suite 2800
                     Denver, Colorado  80202
                          (303) 291-2600

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box: [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                 CALCULATION OF REGISTRATION FEE

                               Proposed
  Title of Each                Offering
    Class of       Amount       Price     Proposed Maximum   Amount of
  Securities to     to be        per         Aggregate      Registration
  be Registered  Registered    Security    Offering Price       Fee

 Common Stock,    8,293,133   $2.735(1)  $22,681,718.76(1)   $7,821.28
 par value $.001   shares


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices of the Company's Common Stock on the Nasdaq SmallCap Market on September 11, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                            ____________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                            ____________________

PRELIMINARY PROSPECTUS DATED SEPTEMBER 18, 1996, SUBJECT TO COMPLETION

                         8,293,133 Shares

                       INTERNATIONAL NURSING SERVICES

                                Common Stock

     This Prospectus relates to an aggregate of 8,293,133 shares (the "Shares") of Common Stock, par value $.001 (the "Common Stock"), of International Nursing Services, Inc. ("International Nursing" or the "Company"), which may be offered and sold from time to time for the account of the persons who are identified herein under the heading "Selling Shareholders" and any other person who obtains the right to sell Shares hereunder (the "Selling Shareholders"). Certain of the Shares are issuable or may be issuable to certain of the Selling Shareholders upon (i) conversion of shares of the Company's 1996 Convertible Preferred Stock, par value $10,000.00 per share (the "1996 Preferred Stock"), (ii) exercise of certain warrants to purchase shares of Common Stock at an exercise price of $2.50 per share (the "Unit Warrants"), (iii) Shares acquired upon conversion or exercise of additional shares of 1996 Preferred Stock or Unit Warrants acquired pursuant to the exercise of certain options (the "Unit Options") received by the purchasers of the 1996 Preferred Stock and Unit Warrants, and (iv) exercise of certain other warrants to purchase shares of Common Stock at prices ranging from $1.88 to $2.06 (the "Warrants"). In addition, certain of the Shares are currently held directly by certain of the Selling Shareholders. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF ANY SHARES. The Company will receive the amount of the respective exercise prices upon the exercise, if any, of any Unit Warrants or Warrants. The Company may also receive the amount of the exercise price payable pursuant to the exercise of any Unit Options and any subsequent exercise of Unit Warrants acquired pursuant to the exercise of the Unit Options. See "Background of the Offering," "Use of Proceeds," "Selling Shareholders" and "Plan of Distribution."

     The Shares may be sold from time to time directly by the Selling Shareholders or by pledgees, donees, assignees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the holders to or through brokers or dealers who may act solely as agent, or who may acquire Shares as principal. The distribution of the Shares may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by these holders in connection with any such sales, which such fees, commissions or discounts may be deemed to be "underwriting compensation" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the 1933 Act. The Company's Common Stock is traded on the Nasdaq SmallCap Market (symbol: NURS). On September 16, 1996, the closing bid price per share of Common Stock as quoted on the Nasdaq SmallCap Market was $2-15/16.
                       _____________________________

           AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A
           HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON
              PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT
               SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                       _____________________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

             The date of this Prospectus is ____________, 1996



No dealer, salesman or other person or entity has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person or entity. All information contained herein is as of the date of this Prospectus. Neither the delivery of this Prospectus, nor any sale, distribution or resale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or in the facts herein set forth since the date hereof.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington DC 20549 at prescribed rates. The Company's reports, proxy statements and other information filed with the Commission may also be inspected at the office of the National Association of Securities Dealers, Inc., 7135 K Street, N.W., Washington, DC 20006, on which the Company's Common Stock and other securities are listed for trading.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto) (collectively, the "Registration Statement") under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission referenced above. The Company intends to publish annual reports with financial information having been examined and reported upon, with an opinion expressed, by an independent certified public accountant.

                    DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference and made a part of this Prospectus:

      (1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

      (2) The Quarterly Report on Form 10-QSB for the quarter ended June
30, 1996;

      (3) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

      (4) The Current Report on Form 8-K/A filed September 17, 1996 and the Current Reports on Form 8-K dated July 17, 1996, April 20, 1996, April 17, 1996, January 24, 1996, January 11, 1996 and January 5, 1996.

      All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference and made a part of this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered (including any beneficial holder), upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Robin M. Bradbury, Suite 400, 360 South Garfield Street, Denver, CO 80209, telephone number (303) 393-1515.

                           RISK FACTORS

     An investment in the Common Stock is highly speculative and should only be considered by those persons or entities who can afford to lose their entire investment. In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business and an investment in shares of the Company's Common Stock. The order in which the following risk factors are presented does not indicate the relative magnitude of the risks described. Certain statements contained in this Prospectus or in documents incorporated by reference into this Prospectus may constitute forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 in that they relate to events or transactions that have not occurred, expectations or estimates of the Company, growth strategies or business plans of the Company or other events or facts that have not yet occurred. The following risk factors contain discussions of important factors that should be considered by prospective investors related to forward-looking statements included in this Prospectus and in the documents incorporated by reference into this Prospectus. These important factors, among others, may cause actual results to differ materially from the results expressed or implied by the forward-looking statements.

Prior Operating Losses of International Nursing; Lack of Working Capital

     International Nursing reported net losses of ($335,000) and ($5,487,000) for the years ended December 31, 1995 and 1994, respectively. At June 30, 1996, International Nursing had an accumulated deficit of ($5,571,000) and a working capital deficit of ($604,000). The Company has had no quarterly operating profits except for a minimal operating profit in the first quarter of 1996. There is no assurance that International Nursing will achieve a specific level of revenues, or that the Company will operate profitably in the future.

     The Company may experience significant fluctuations in future operating results due to a number of factors including, among others, the effect of regulatory and legislative developments on the Company, pricing trends in the flexible staffing industry, availability of qualified medical personnel, reductions in demand for the Company's interim or home care staff due to competition, regulation and other factors, the ability of management to coordinate and implement a marketing strategy, costs associated with maintenance of quality control standards, and success of the Company's management in diversifying interim staffing and home care operations. The impact of any of these factors could cause operating results to decline significantly from prior periods. Any significant decrease in revenues for any reason would have an immediate adverse impact on the Company's operating results and its ability to operate profitably. No assurances can be given that the Company will be able to obtain sufficient debt or equity financing, or on acceptable terms, to enable the Company to meet its cash needs.

Need For Additional Financing

     The Company had negative working capital of $(604,000) at June 30, 1996. The current operation of the Company's business and the ability of the Company to continue to expand may depend upon its ability to obtain additional financing. The Company is meeting its current cash flow needs through the sale of equity and the financing of accounts receivable under terms which have resulted in significant financing costs to the Company. While the Company has recently renegotiated its accounts receivable financing agreement to more favorable terms, there can be no assurance that additional financing will be available to the Company. In the absence of financing, there can be no assurance that the Company can continue to sell equity to finance its operations, if necessary.

Government Health Care Reform Proposal; Uncertainty in Health Care Industry

     Several programs have been proposed to reform the United States health care system. Some of these programs contain proposals to increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Health care facilities may react to these proposals and the uncertainty surrounding such proposals by curtailing the use of flexible staff. The Company cannot predict with any certainty what impact, if any, proposals for health care reforms might have on the Company's business. As part of health care reform, recent federal and certain state legislative proposals have included provisions extending health insurance benefits to temporary employees. Due to the wide variety of national and state proposals relating to health care presently under consideration, the impact of such proposals cannot be predicted.

     The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of hospitals and other health care facilities. During the past several years, the health care industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, major third party payors of hospital services (insurance companies, Medicare and Medicaid) have significantly revised payment procedures in an effort to contain health care costs. These and other factors affecting the health care industry may have a significant adverse impact on the Company's operating results.

Dependence on Customer Relationships; Absence of Customer and Care giver
Contracts

     The Company's business is dependent on its ability to establish and maintain close working relationships with hospitals, clinics, nursing homes, physician groups, assisted living facilities, health maintenance organizations, educational institutions, third party payors and other referral sources, and with care givers providing services on behalf of the Company. Although the Company has established customer and care giver relationships in the markets in which it presently operates, there can be no assurance these relationships will continue. None of the contracts by and between the Company and its customers is exclusive, and these contracts do not obligate the customers to utilize a designated number of interim or home care staff for any specific period of time. Although certain customer contracts provide that the Company will be the first interim staffing firm contacted by the hospital, this "first call" right does not guarantee that the Company will achieve a specific level of, or any, revenues as a result of such right. Likewise, contracts between the Company and its care givers are non-exclusive and do not obligate the care giver to render services for any specific period of time. Accordingly, it is possible that the Company may not be able to meet customer demand for qualified personnel, or that it can do so on a cost-efficient basis.

Regulation and Dependence on Certifications

     The Company's health care business is subject to extensive and frequently changing regulation by federal, state and local authorities. Regulation imposes a significant compliance burden on the Company, including state licensing and federal and state eligibility standards for certification as a Medicare and Medicaid provider. In almost half the states, in addition to licensing, home care providers must receive a certificate of need ("CON") from the state in order to directly provide Medicare and Medicaid services. CON requirements and restrictions vary substantially from state to state. The Company currently subcontracts its staff to several CON providers doing business in the State of New York, which is the only CON state in which the Company now conducts business.
The Company considers the CON providers to which it subcontracts as sources of referrals, although there is no assurance the Company will continue to receive referrals from CON providers. The Company's inability to obtain or renew any license, CON or certification could adversely affect the Company's operations.

     The Company's home care business has been certified by the Health Care Financing Administration ("HCFA") to allow the Company to receive reimbursement for nursing services and supplies from Medicare. The Company estimates that approximately ten percent of the Company's 1995 and six months ended June 30, 1996 revenues were accounted for by home care services, with the majority of home care reimbursements coming from Medicare and Medicaid. The Company is subject to continuing financial, audit and other requirements imposed by HCFA and the State of Colorado in order to maintain its certification. The Company has been in material compliance with the financial, audit and other requirements imposed by HCFA and the State of Colorado in the past, although there is no assurance the Company will be successful in continuing to meet these requirements. In the future, the Company may seek to become certified by other states for the purpose of receiving Medicare or Medicaid reimbursements for home care or other services. The Company also anticipates seeking accreditation from the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to evidence the Company's commitment to high service standards. There is no assurance such certification will be received. In the future, it is possible that home care providers may be required to obtain JCAHO or other certifications, the receipt of which by the Company is not assured. The loss of any of the Company's existing certifications or the loss of or failure to obtain any certifications required in the future could have a material adverse effect on the Company's financial position and operations.

Competition

     The market for interim staffing and home care services is highly competitive. Many of the Company's existing and potential competitors have substantially greater financial, marketing and personnel resources than the Company and have established reputations in the flexible staffing industry. Accordingly, the Company is at a disadvantage in competing with such entities. It is likely that the current trend toward increased consolidation in the health care industry will accelerate. Some of the Company's larger competitors may gain an additional advantage by offering enterprise-wide interim staffing for health care facilities.

     In addition, the Company's operations depend, to a significant degree, on its ability to recruit qualified health care personnel. The Company faces competition from other companies in recruiting qualified health care personnel and there is no assurance that qualified personnel will be available to the Company in the future or the costs at which such personnel might be available. The failure of the Company to recruit qualified personnel, or a significant increase in the Company's cost of such personnel, could have a material adverse effect on the Company's financial position and operations. There can be no assurance the Company will be able to continue to compete successfully in the markets in which it is active or in any markets it enters in the future.

Effect of Reimbursement Policies

     Management estimates that approximately 8% of the Company's revenues are accounted for by reimbursements from federal and state government-sponsored reimbursement programs and approximately 92% are accounted for by payments from hospitals, nursing homes and other third party payors. In recent years, federal and state governments and insurance companies have sought earlier discharge of patients following the performance of medical procedures. The trend toward early discharge may have a negative effect on the demand for certain types of interim staffing at hospitals. As of December 31, 1995 and June 30, 1996, approximately 90% of the Company's revenues were accounted for by interim staffing services and approximately 10% of revenues were accounted for by home care services. Management anticipates that the Company's services, and the source of its revenues, will continue to reflect health care industry trends, including those concerning reimbursement policies. Should the Company be unsuccessful, for any reason, in adjusting its mix of services in response to changes in reimbursement policies, the Company's business could be adversely affected.

Dependence on Key Personnel

     The Company's success depends to a significant extent on John P. Yeros, Chairman of the Board and Chief Executive Officer, of the Company. The loss of the services of Mr. Yeros could have an adverse effect on the Company. The Company has entered into an employment agreement with Mr. Yeros that includes noncompetition covenants. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company. There can be no assurance the Company will be successful in attracting and retaining such personnel.

Fluctuations in Operating Results and Cash Flow

     Results of operations and the Company's cash flow have fluctuated and may continue to fluctuate significantly from quarter to quarter. Various factors may affect the results of operations, including hospital budgetary cycles, increased competition for qualified medical personnel, patient admission fluctuations and seasonality. Likewise, the Company's cash flow may fluctuate due to the adoption by hospitals and third party payors of new or revised reimbursement policies, the cost and availability of accounts receivable financing, extension of more favorable credit terms to key customers and various other factors. Should the Company encounter delays in collecting from third party payors or its customers for any reasons, the Company's results of operations and cash flow may be materially adversely affected.

Ability to Manage Growth; Acquisition Strategy

     As part of its business strategy, the Company intends to pursue rapid growth, including possible acquisitions of related and complementary businesses. The Company's growth strategy will require expanded client services and support, increased personnel throughout the Company, expanded operational and financial systems and the implementation of new control procedures. There can be no assurance the Company will be able to manage expanded operations effectively. Moreover, failure to implement financial and other systems and to add resources could have a material adverse impact on the Company's results of operations and financial condition. The Company's acquisitions could involve a number of risks, including the diversion of management's attention to the assimilation of the companies to be acquired, unforeseen difficulties in the acquired operations, adverse short-term effects on the Company's operating results, amortization of acquired intangible assets and dilution in the ownership interest of shareholders as a result of issuance of additional Common Stock or preferred stock. The Company's limited working capital may prevent the Company from concluding other acquisitions for cash and may require the Company to seek to pay for acquisitions through stock issuances or by obtaining other financing, of which there is no assurance. There is no assurance the Company will be successful in consummating any acquisition transactions or the terms on which such acquisitions might be consummated.

Personnel Risks

     Flexible staff providers, such as the Company, are in the business of employing people and placing them in the workplace of other businesses. Attendant risks of such activity include possible claims of discrimination and harassment, employment of illegal aliens, unqualified or unlicensed medical personnel and other similar claims. The Company has policies, guidelines and screening procedures in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems associated with these risks, there can be no assurance that the Company will not experience such problems in the future. The Company may be the subject of litigation for injuries or damages caused by the acts of its staff. While the Company maintains insurance providing coverage for certain negligent acts in an amount the Company believes is customary for the industry, there can be no assurance the Company's insurance policies will be sufficient so as to offset any claims received. Moreover, costs of insurance may escalate beyond anticipated levels, or certain types of losses may be uninsurable or may exceed coverage. Any substantial uninsured loss suffered by the Company would have a material adverse effect on the Company.

Control By Existing Shareholders

     The Company's executive officers, directors and their affiliates in the aggregate, beneficially own approximately 139,000 shares, or 3% of the Company's outstanding shares of Common Stock (21% assuming the exercise of their currently exercisable options to purchase the Company's Common Stock, exercise of Warrants by the Selling Shareholders and conversion of the Preferred Stock). These shareholders, if acting together, may be able to control most matters requiring approval by the shareholders of the Company, including the election of a majority of the directors. The voting power of these shareholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company, even if such a change in control would be beneficial to the Company's shareholders.

Future Sales of Common Stock

     A substantial number of the Company's outstanding shares of Common Stock are "restricted securities" and may in the future be sold in compliance with Rule 144 adopted under the Act. Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period a number of shares not exceeding 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. Future sales of restricted Common Stock under Rule 144 could negatively impact the market price of the Common Stock. In addition, the Common Stock registered hereby may be sold from time to time in one or more transactions that may take place on the Nasdaq SmallCap Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of such sale, at prices related to such prevailing prices or at negotiated prices. Future sales of such Common Stock could negatively impact the market price of the Common Stock. See "Plan of Distribution."

Stock Issuable Pursuant to Options, Warrants and Representative's Warrants

     At the date hereof, the Company has reserved an aggregate of approximately 11,045,729 shares of Common Stock for issuance upon the exercise of outstanding options, Unit Warrants, and Warrants, upon the conversion of the 1996 Preferred Stock and exercise of securities underlying Unit Options. The exercise prices of the options and warrants presently outstanding range from $.63 per share to $6.00 per share. During the terms of the outstanding options, Warrants, Unit Options, Unit Warrants and 1996 Preferred Stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and the exercise of any options or warrants may dilute the book value per share of the Common Stock. The existence of the options, conversion rights, or any of the warrants may adversely affect the terms on which the Company may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

Preferred Stock Attributes

     Each share of Preferred Stock is convertible at any time, unless previously redeemed, at the option of the holder into 8,000 shares of Common Stock (subject to adjustment if the price of the Common Stock falls below $1.67 per share for five consecutive trading days prior to conversion). In the event of liquidation, dissolution or winding up of the Company, outstanding shares of 1996 Preferred Stock will be entitled to receive $10,000 per share, together with any accrued and unpaid dividends. Dividends on the 1996 Preferred Stock will accrue at the annual rate of 10%, are cumulative from the date of first issuance, and will be paid quarterly in arrears commencing 90 days after issuance. Should the Company liquidate, dissolve or wind up, the liquidation preferences granted to the holders of the Preferred Stock may operate to the significant disadvantage of holders of the Common Stock. Moreover, cumulative dividends payable on the 1996 Preferred Stock may adversely affect the Company's cash flow and working capital. The redemption of the 1996 Preferred Stock could also significantly reduce the Company's working capital should the Company elect to redeem the 1996 Preferred Stock and have the legal and financial ability to do so.

Volatility of Stock Price; Noncompliance with Nasdaq Listing Requirements

     Since commencing trading on the Nasdaq SmallCap Market, the Company's Common Stock has experienced significant price fluctuations. Factors such as quarterly fluctuations in results of operations, negative announcements by the Company or others, regulatory, legislative or other developments affecting the Company or the health care industry generally, market conditions specific to the health care industry and general market conditions may cause the market price of the Common Stock to fluctuate, perhaps substantially. The conversion of the 1996 Preferred Stock into Common Stock or exercise of the Warrants may also cause significant price fluctuations in the Common Stock. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many health care related companies. Factors such as those cited above, as well as other factors which may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock.

     The regulations of the National Association of Securities Dealers, Inc. require that stocks listed on the Nasdaq SmallCap Market have (i) a minimum bid price per share of $1 or (ii) maintain a market value of public float of $1 million and have $2 million in capital and surplus. The Company currently meets the listing requirements. However, there can be no assurance that the Company will continue to meet such requirements or otherwise continue to be listed on the Nasdaq SmallCap Market. If the Company's Common Stock is no longer listed on the Nasdaq SmallCap Market, there can be no assurance that there will be a market for the Company's Common Stock or other equity securities, or as to the liquidity or sustainability of any such market.

Description of Common Stock; Absence of Common Stock Dividends

     Each share of Common Stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and preferences of the outstanding 1996 Preferred Stock.

     Although the Company is required to pay dividends on the 1996 Preferred Stock, the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant. The Company anticipates that any future financing agreements will prohibit the payment of Common Stock dividends without the prior written consent of the Company's lender(s).

Payments Relating to Stock Price Guarantee

     In connection with the Company's acquisition of Ellis Home Health Services, Inc. ("Ellis") in April 1996, the Company issued 256,250 shares of Common Stock to the former owner of Ellis. The Company guaranteed that the seller of Ellis would receive at least $4.00 per share on the sale of these shares, and if the shares were sold for less than the $4.00 per share, the Company agreed to either issue additional shares or pay the shortfall in cash. Through August 31, 1996, the former owner of Ellis had sold a number of shares of Common Stock below the $4.00 guaranteed price. This has resulted in the Company owing the former owner of Ellis, pursuant to the guarantee, approximately $262,000 as of such date, and the Company has previously paid the former owner of Ellis approximately $60,000. Cash payments by the Company pursuant to this guarantee will adversely affect the Company's cash flow and could have a material adverse effect on the Company's financial position.

                                THE COMPANY

     The Company provides skilled nursing, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of health care and educational facilities. The Company's flexible interim staffing services are provided through a pool of approximately 1,000 care givers including licensed and registered nurses, rehabilitation, respiratory and therapists, medical social workers, home care aides and other unlicensed personnel. The Company's flexible, interim staff currently serve over 500 hospitals, clinics, nursing homes, physician groups, assisted living facilities, health maintenance organizations and other health care institutions, a variety of educational facilities and individual home care clients. The Company's skilled nursing and rehabilitation personnel provide patient care on a daily or per-shift basis in health care and educational facilities and through long-term travel nursing arrangements with hospitals and other institutions. The Company's personnel also provide home care on a shift, daily or long-term basis to patients restricted to the home. The Company's interim staff currently serves patients in New York, Texas, Colorado and five other states and the Company's home care staff serves patients in New York and Colorado.

     The Company was incorporated in the State of Colorado in April 1988 and has been engaged in the interim staffing business since its inception. Its principal executive offices are located at 360 South Garfield Street, Suite 400, Denver, Colorado, and its telephone number is (303) 393-1515.

                         BACKGROUND OF THE OFFERING

     This offering relates to the registration for resale of up to 8,293,133 Shares which are issuable or may be issuable to certain of the Selling Shareholders upon (i) conversion of shares of the 1996 Preferred Stock, (ii) exercise of the Unit Warrants, which were issued as part of units with the 1996 Preferred Stock, (iii) conversion or exercise, respectively, of shares of 1996 Preferred Stock or Unit Warrants obtained upon exercise of Unit Options, and (iv) exercise of the Warrants. In addition, 220,133 of the Shares are currently held directly by certain of the Selling Shareholders, which such Shares were issued to such Selling Shareholders pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "1933 Act"). The transactions pursuant to which the Selling Shareholders acquired Shares or the rights to acquire Shares are summarized below.

     In July and September of 1996, the Company issued an aggregate of 244 units ("Units") in offerings (the "Unit Offerings") under an exemption from registration provided under Regulation D of the 1933 Act. Each Unit, priced at $10,000, consisted of one share of 1996 Preferred Stock, one Unit Warrant, and an option to acquire an additional Unit (the "Unit Option"). The Company received net proceeds in the Unit Offerings of $2,322,400 after deducting commissions of 5% on the first $2,000,000 and 4% on the amount over $2,000,000, which commissions were paid to David Klugman and Associates, Inc. ("DKA"), who acted as the agent of the Unit Offerings.
Mr. David Klugman, a Selling Shareholder, is the president of DKA. The Company used $1,550,000 of the net proceeds from the July Unit Offering to pay for a portion of the Company's acquisition of STAT Health Care Services, Inc., and used the remainder for working capital purposes. Each share of 1996 Preferred Stock is convertible into the number of shares of Common Stock determined by dividing $10,000, plus any accrued but unpaid dividends, by the lesser of (i) $1.25 or (ii) 75% of the average closing sales price during the last five trading days prior to conversion, at any time until the third anniversary date of the respective Unit issuance.
Each Unit Warrant is initially exercisable to purchase 8,000 shares of Common Stock at $2.50 per share at any time until the third anniversary date of the respective Unit issuance. Each Option is exercisable to
purchase an additional Unit for $10,000 until December 31, 1997.   If all
of the 1996 Preferred Stock is converted (assuming dividends are paid in cash), all the Unit Warrants exercised, all the Unit Options exercised (and all the underlying 1996 Preferred Stock is converted and all the underlying Unit Warrants are exercised), a total of 7,808,000 shares of Common Stock will be issued and the Company will receive additional gross proceeds of $12,200,000. The Company is obligated to pay DKA commissions on the aggregate proceeds received by the Company in connection with the Unit Offerings and exercise of securities issued in connection therewith as follows: 5% on the first $2,000,000, 4% on the second $2,000,000, 3% on the third $2,000,000, 2% on the fourth $2,000,000, and 1%
on any additional amounts. Through September 17, 1996, the Company had received an aggregate of $2,440,000 gross proceeds in connection with the Unit Offerings. The Company will not receive any proceeds from the conversion of any 1996 Preferred Stock or the sale of Common Stock by the Selling Shareholders. In connection with the Unit Offering, the Company agreed to register under the 1933 Act the resale of all shares of Common Stock underlying the securities related to the Units. Accordingly, the Company has filed the Registration Statements of which this Prospectus forms a part.

     In connection with the Unit Offering, the Company issued a Warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.88 per share, exercisable at any time until July 17, 1999, to Mr. David Klugman in connection with his assistance in the Unit Offerings. In connection therewith, the Company agreed to register under the 1933 Act the 100,000 shares of Common Stock underlying this Warrant. The Company will receive $188,000 in gross proceeds if this Warrant is fully exercised.

     In July 1996, the Company completed the acquisition of certain assets of STAT Health Care Services, Inc. The assets were acquired for $1,550,000 cash received in connection with the July Unit Offering, 200,000 shares of Common Stock and the issuance of a warrant to purchase 125,000 shares of Common Stock at an exercise price of $1.88 per share, exercisable at any time until July 17, 1997. The 200,000 shares of Common Stock and shares of Common Stock underlying this Warrant are being registered in the Registration Statement of which this Prospectus forms a part. The Company will receive $235,000 of gross proceeds if this Warrant is fully exercised; however, the Company will not receive any proceeds from the sale of the 200,000 shares of Common Stock held by STAT Health Care Service, Inc. or the sale of shares of Common Stock acquired upon exercise of its Warrant.

     In 1995, the Company was named as a defendant in a breach of contract lawsuit alleging that the Company owed a merger and acquisition fee to Lumiere Securities, Inc. ("LSI"). In August 1996, the Company negotiated a settlement to the lawsuit by agreeing to issue an aggregate of $53,000 of Common Stock to LSI and its attorneys based on the average of the closing bid prices of the Common Stock for the fourth through seventh trading days prior to the date the Registration Statement of which this Prospectus forms a part is filed. Pursuant to this settlement, the Company will issue an aggregate of 20,133 shares of Common Stock to LSI and its attorneys, all of which are being registered hereunder. The Company will not receive any proceeds from the sale of these Shares by LSI and its attorneys.

     The Company has issued a Warrant to purchase 20,000 shares of Common Stock at $2.06 exercisable until August 21, 1999 to a consultant to the Company and a Warrant to purchase 20,000 shares of the Company's Common Stock at $2.06 exercisable until August 21, 1999 to another consultant to the Company. The Shares underlying these Warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part. The Company will receive gross proceeds of $82,400 if these Warrants are exercised in full, but will not receive any proceeds from the sale of Shares obtained upon exercise of these Warrants.

                              USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of any shares of Common Stock held by Selling Shareholders. If any of the warrants described above are exercised (which is solely at the respective holder's option), the Company will receive the applicable exercise price of the warrants. The net proceeds to the Company, if any, from the exercise of such warrants will be used for working capital.

                            SELLING SHAREHOLDERS

     An aggregate of 8,293,133 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Shareholders. Except as otherwise indicated in this Prospectus and with the exception of their ownership of Company securities, the Selling Shareholders have no material relationship with the Company. See "Background of the Offering." The following table sets forth certain information regarding the Selling Shareholders. The "Common Stock beneficially owned" column assumes all underlying securities described under "Background of the Offering" are converted into or exercised for Common Stock. The "Common Stock offered" and "Common Stock owned after sale" columns assume the sale by the Selling Shareholders of all Common Stock registered hereunder.

                             Common
                             Stock       Common        Common Stock
                          beneficially    Stock        beneficially
   Selling Shareholder      owned(1)     offered     owned after sale

                                                   Number    Percentage
 STAT Health Care
   Services, Inc.            325,000(2)  325,000    - 0 -        *
 Lumiere Securities, Inc.     12,080(3)   12,080    - 0 -        *
 Hepenstall, Savage,
   Hillyard & Muller, LLC      8,053(3)    8,053    - 0 -        *
 Jim Gumina                   20,000      20,000    - 0 -        *
 David Watamull               20,000      20,000    - 0 -        *
 David Klugman               548,000     548,000    - 0 -        *
 Millenco, LP                640,000     640,000    - 0 -        *
 Nais Corp.                  640,000     640,000    - 0 -        *
 Newark Sales Corp.          800,000     800,000    - 0 -        *
 Saleslink Ltd.              192,000     192,000    - 0 -        *
 Seth Joseph Antine           48,000      48,000    - 0 -        *
 Chanie Lerner                64,000      64,000    - 0 -        *
 Clifton Management &
   Trading                    64,000      64,000    - 0 -        *
 Fred Rudy                    32,000      32,000    - 0 -        *
 Ezer Mzion Inc.             320,000     320,000    - 0 -        *
 Cong. Ahavas Tzdokah
   Vchesed, Inc.             576,000     576,000    - 0 -        *
 Rita Folger                 128,000     128,000    - 0 -        *
 Jerome Bloom                 32,000      32,000    - 0 -        *
 Jules Nordlicht             320,000     320,000    - 0 -        *
 Shekel Hakodesh             160,000     160,000    - 0 -        *
 Harry Adler                  80,000      80,000    - 0 -        *
 Huberfeld/Bodner Family
   Foundation                320,000     320,000    - 0 -        *
 Helenka Bodner               32,000      32,000    - 0 -        *
 Isaac & Bina Levy            40,000      40,000    - 0 -        *
 Philip & Rae Huberfeld       40,000      40,000    - 0 -        *
 Laura Huberfeld             768,000     768,000    - 0 -        *
 Naomi Bodner                768,000     768,000    - 0 -        *
 Keren M. Y & C.B. Elias,
   Inc.                       80,000      80,000    - 0 -        *
 Ace Foundation Inc.          80,000      80,000    - 0 -        *
 Cong. Eitz Chaim             80,000      80,000    - 0 -        *
 Grupo Mercosur, S.A.         64,000      64,000    - 0 -        *
 Reuvain Schepansky           32,000      32,000    - 0 -        *
 Yecheskel Munk              128,000     128,000    - 0 -        *
 Ohr Somayach Tanenbaum
   Educational Center         80,000      80,000    - 0 -        *
 BHSY Special Projects        80,000      80,000    - 0 -        *
 Richard Stadtmauer          160,000     160,000    - 0 -        *
 Samuel Shapiro               16,000      16,000    - 0 -        *
 Wayne Saker                 160,000     160,000    - 0 -        *
 Rachel Berenbaum             32,000      32,000    - 0 -        *
 Congregation B'nai Torah     32,000      32,000    - 0 -        *
 Nathan L. Gold               32,000      32,000    - 0 -        *
 Moshe Mueller                48,000      48,000    - 0 -        *
 M&W Medical Supplies         32,000      32,000    - 0 -        *
 Ohr Somayach International   64,000      64,000    - 0 -        *
 Mesivta of Long Beach        32,000      32,000    - 0 -        *
 Avrohom Kalmanowitz          32,000      32,000    - 0 -        *
 Karen Chaim Shlomo           32,000      32,000    - 0 -        *

* Less than 1%.

     (1) A total of 8,293,133 shares of Common Stock registered hereby are held by the Selling Shareholders. A total of 220,133 shares of Common Stock are held directly. A total of 1,952,000 shares of Common Stock may be issued upon the conversion of outstanding 1996 Preferred Stock (subject to adjustment if the price of the Common Stock falls below $1.67 per share for five consecutive trading days prior to conversion and upon certain other circumstances). A total of 1,952,000 shares of Common Stock registered hereby may be issued upon the exercise of the Unit Warrants included in the Units previously issued by the Company. A total of 3,904,000 shares of Common Stock registered hereby may be issued upon the exercise of 1996 Preferred Stock and Unit Warrants that may be acquired pursuant to the Unit Options (244 Unit Options outstanding, each of which is exercisable for one Unit consisting of one share of 1996 Preferred
Stock and a Unit Warrant). A total of 140,000 shares of Common Stock are issuable upon exercise of various other Warrants with exercise prices ranging from $1.88 to $2.06. All of the foregoing underlying securities are currently exercisable. See "Background of the Offering."

     (2)  Includes 200,000 shares directly beneficially owned.

     (3)  All such shares are directly beneficially owned.

                    DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 15,000,000 shares of Common Stock, par value $.001 per share, and 2,500,000 shares of Preferred Stock. As of September 15, 1996, the Company had outstanding 4,612,856 shares of Common Stock and 244 shares of 1996 Preferred Stock. As of such date, the Common Stock was held of record by approximately 2,000 persons.

Common Stock

     Each share of Common Stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and preferences of the outstanding Preferred Stock. The outstanding shares of Common Stock and the shares of Common Stock issuable upon conversion or exercise of underlying securities are or will be, as the case may be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

     The Board of Directors of the Company has adopted Articles of Incorporation creating a class of preferred stock consisting of 2,500,000 shares. Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors. In connection with the Unit Offerings, the Company has designated an aggregate of 488 shares of Preferred Stock as 1996 Convertible Preferred Stock, $10,000 par value per share (the "1996 Preferred Stock.").

     The following summarizes certain terms and conditions of the 1996 Preferred Stock:

     Dividends. Holders of shares of 1996 Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends at an annual rate of 10% per annum, payable quarterly, on the last day of each fiscal quarter.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive the liquidation preference of $10,000 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock, or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Preferred Stock. However, the holders of the shares of the Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Preferred Stock (the "Senior Liquidation Stock") has been paid in full.
The holders of Preferred Stock and all series or classes of the Company's stock hereafter issued that rank on a parity as to liquidation rights with the Preferred Stock (the "Parity Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock, if any) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Preferred Stock, the holder of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Voting Rights. The holders of the Preferred Stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

     Redemption. If on July 1, 1998, (a) a registration statement under the Act registering the Common Stock of the Company into which the 1996 Convertible Preferred Stock is convertible is not effective or (b) the Common Stock of the Company is not then traded on a national securities exchange, the Company shall, at the written election of the holder of any outstanding shares of 1996 Preferred Stock received on or before July 31, 1998, redeem such shares at the redemption price per share of $10,000 plus any accrued and unpaid dividends thereon, whether or not declared, to June 30, 1998.

     Conversion Provisions. Subject to certain anti-dilution adjustments, the holder of each share of 1996 Preferred Stock may convert such share into the number of shares of Common Stock determined by dividing $10,000, plus any accrued but unpaid dividends, by the lesser of (i) $1.25 or (ii) 75% of the average of the closing bid price per share of Common Stock during the five trading days immediately prior to the date of such conversion.

     Other Provisions. As of September 15, 1996, there were 244 outstanding shares of 1996 Preferred Stock. The remaining shares are reserved for issuance pursuant to the Unit Options. The holders of shares of 1996 Stock have no preemptive rights with respect to any securities of the Company.

Transfer Agent

     The Company has retained American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, as Transfer Agent and Registrar for the Company's Common Stock.

                            PLAN OF DISTRIBUTION

     This Prospectus may be used from time to time by the Selling Shareholders to offer and sell an aggregate of 8,293,133 Shares. Shares may be sold from time to time directly by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Alternatively, Shares may be offered from time to time by the holders to or through brokers or dealers who may act solely as agent, or who may acquire Shares as principal. The distribution of Shares may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by these holders in connection with such sales, which such fees, commissions or discounts may be deemed to be "underwriting compensation" within the meaning of the 1933 Act. In addition, in connection with such sales, the holders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the 1933 Act. The Company has agreed to bear all expenses other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Selling Shareholders, in connection with the preparation and filing of the Registration Statement of which this Prospectus forms a part and the printing of this Prospectus and otherwise in connection with the registration of the Shares. The Registration Statement of which this Prospectus forms a part must be current at any time during which a Selling Shareholder sells Shares.

     Selling Shareholders may also offer the Shares covered by this Prospectus under other registration statements or pursuant to exemptions from the registration requirements of the 1933 Act, including sales which meet the requirements of Rule 144 under the 1933 Act. Selling Shareholders should seek advice from their own counsel with respect to the legal requirements for such sales.

     This Prospectus may be supplemented or amended from time to time to reflect its use relating to the Common Stock for resales by Selling Shareholders not named in this Prospectus as such who obtain the right to sell Shares hereunder.

                               LEGAL MATTERS

     The validity of the securities of the Company offered will be passed on for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership, 633 Seventeenth Street, Suite 2800, Denver, Colorado 80202.

                                  EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1995 have been audited by Ehrhardt, Keefe Steiner & Hoffman, P.C., independent certified public accountants as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


                                                      Amount
                                                      Payable
                                                      by the
 Item                                                 Company

 Registration Fee -
   Securities and Exchange Commission  . . . . . .   $7,821.28
 Nasdaq SmallCap filing fee  . . . . . . . . . . .   $7,500
 Legal Fees and Expenses . . . . . . . . . . . . .   $5,000*
 Accounting Fees and Expenses  . . . . . . . . . .   $1,500*

 Blue Sky Fees (including cost of counsel) . . . .   $1,000*
 Printing and Engraving  . . . . . . . . . . . . .   $1,000*
 Miscellaneous Expenses  . . . . . . . . . . . . .   $3,000*
      Total  . . . . . . . . . . . . . . . . . . .  $26,821.28

_____________________

*  Indicates estimate for the purpose of this filing.

Item 15.  Indemnification of Directors and Officers.

     The Colorado Business Corporation Act permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Articles of Incorporation of the Company have been framed so as to conform to the Colorado Business Corporation Act.

     In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the shareholders that the applicable standard of conduct were met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provision cited above and the referenced portion of the Articles of Incorporation also grant the power to the Company to purchase and maintain insurance which protects it officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

Item 16.  Exhibits.

     The following is a list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

Exhibit No.

3.1  Certificate of Designation of 1996 Convertible Preferred Stock*

3.2 Certificate of Amendment to Certificate of Designation of 1996 Convertible Preferred Stock*

4.1  Form of Unit Warrant*

5.1 Opinion and Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., regarding legality of the securities registered hereby.*

10.1 Form of Registration Rights/Purchase Agreement relating to Unit
Offering*

23.1 The Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., (included in
Exhibit 5)*

23.2 Consent of Ehrhardt, Keefe Steiner & Hoffman, P.C., independent certified public accountants for the Company.

24.  Power of Attorney (contained on page II-4 of this Registration
Statement).
__________________________
*To be filed by amendment

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) of the Act if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 14 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned thereunto duly authorized in the City of Denver, State of Colorado on September 18, 1996.

                              INTERNATIONAL NURSING SERVICES, INC.

                              By:  /s/ John P. Yeros
                                   John P. Yeros, Chief Executive Officer

     Each person whose signature appears below constitutes and appoints John P. Yeros his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated below.

     Signature                     Title               Date

/s/ John P. Yeros             Chairman of the     September 18, 1996
John P. Yeros                 Board and Chief
                              Executive Officer
                              (Principal
                              Executive Officer)


/s/ Robin M. Bradbury         Chief Financial     September 18, 1996
Robin M. Bradbury             Officer (Principal
                              Financial and
                              Accounting Officer)


/s/ Colleen Dougherty-Gray    Director            September 18, 1996
Colleen Dougherty-Gray


/s/ Charles Powell            Director            September 18, 1996
Charles Powell


/s/ Thomas J. Oberle          Director            September 18, 1996
Thomas J. Oberle


                             INDEX TO EXHIBITS


3.1  Certificate of Designation of 1996 Convertible Preferred Stock*

3.2 Certificate of Amendment to Certificate of Designation of 1996 Convertible Preferred Stock*

4.1  Form of Unit Warrant*

5.1 Opinion and Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., regarding legality of the securities registered hereby.*

10.1 Form of Registration Rights/Purchase Agreement relating to
     Unit Offering*

23.1 The Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.,
     (included in Exhibit 5)*

23.2 Consent of Ehrhardt, Keefe Steiner & Hoffman, P.C., independent certified public accountants for the Company.

24.  Power of Attorney (contained on page II-4 of this Registration
     Statement).
________________________
*To be filed by amendment